UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TWO Provides Update on UWMC Engagement Following Expiration of Waiver Period

UWMC Did Not Submit Proposal or Address Longstanding TWO Concerns During Waiver Period

Best and Final CCM Transaction Delivers $12.00 Per Share All-Cash Plus Stub Dividend
to All Stockholders with Accelerated Closing Timeline

Special Meeting Scheduled for June 23, 2026

Board Unanimously Recommends Stockholders Vote FOR CCM Transaction

New York, June 15, 2026 – Two Harbors Investment Corp. (NYSE: TWO) today announced that UWM Holdings Corporation (NYSE: UWMC) did not submit a proposal during the waiver period that TWO obtained to engage directly with UWMC on a potential transaction. The waiver period expired at 11:59 p.m. on Friday, June 12, 2026.

The TWO Board of Directors unanimously reaffirms its recommendation that stockholders vote FOR the CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”) transaction on the WHITE proxy card in advance of the Special Meeting on June 23, 2026.

The TWO Board of Directors today issued the following open letter to stockholders.

June 15, 2026

To Our Stockholders:

Your Board of Directors unanimously recommends that you vote FOR the proposed transaction with CrossCountry Mortgage on the WHITE proxy card at the Special Meeting on June 23, 2026.

We are writing to update you on developments since our June 8 letter and to explain why we continue to believe the CCM transaction is in the best interests of all TWO stockholders.

Following the recommendation of ISS and encouragement by stockholders for the Board to engage more directly with UWMC, we sought a waiver from CCM of the customary non-solicitation restrictions under the CCM Merger Agreement. Obtaining this waiver was necessary because we had not determined that UWMC’s prior proposals constituted, or would reasonably be expected to result in, a superior proposal — meaning TWO was otherwise prohibited from engaging directly with UWMC. CCM agreed to waive those restrictions for the period from Monday, June 8, through 11:59 p.m. on Friday, June 12, and we postponed the Special Meeting from June 11 to June 23 to provide time for this engagement.

With the waiver in hand, we invited UWMC to meet and engage directly — CEO and Chairman to CEO and Chairman — offering to consider any proposal UWMC wished to submit and to provide any additional due diligence information UWMC required. UWMC did not submit a proposal.

What Happened During the Waiver Period

On Monday, June 8, at 7:00 a.m., our CEO sent a letter to UWMC’s CEO inviting him to New York to meet with our CEO and Chairman and stating that we would be available to engage “at any time” during the waiver window. We made clear our openness to considering any proposal that UWMC chose to submit and our desire to engage on a proposal that would deliver all-cash consideration to all stockholders.

UWMC’s CEO scheduled a video call for the afternoon on Thursday, June 11—the next-to-last day of the waiver period—even though we encouraged him to meet with us earlier.

During the call, UWMC’s CEO raised a number of ideas, including making cash the default consideration or modifying the election to default a subset of stockholders into cash, or potentially changing the exchange ratio, but when our Chairman asked him to put a specific proposal in writing for the Board to consider, UWMC’s CEO said he was not sure that any proposal would be forthcoming and would “have to look at this closer.” UWMC’s CEO indicated that UWMC would need to conduct additional diligence on TWO, but, when we encouraged UWMC to provide specific diligence requests so that TWO could provide additional information, UWMC declined to do so.

Following this meeting, our CEO responded promptly to each of UWMC’s CEO’s emails and offered to have additional meetings with UWMC’s CEO. UWMC’s CEO declined to schedule any additional meetings. Our financial and legal advisors proactively reached out to UWMC’s advisors to engage directly and encourage UWMC to submit a new proposal.

The waiver period expired at 11:59 p.m. on June 12, 2026. At the conclusion of the waiver period, UWMC had not submitted a revised proposal. UWMC did not request an extension of the waiver period.

Why We Sought All-Cash Consideration

We have been clear with UWMC — publicly, privately, and through our advisors — about the Board’s concerns with UWMC’s proposal structure. Our strong preference for fully financed, all-cash consideration for all stockholders reflects our fiduciary duties to all TWO stockholders and our obligation to evaluate any proposed transaction in its entirety, not just its headline terms.

UWMC’s most recent proposal would default non-electing stockholders into UWMC stock. Based on the closing price of UWMC Class A Common Stock on June 12, 2026 of $2.38, an all-time low, this default consideration had an implied value of approximately $5.55 per share, less than half of the $12.50 per share cash election. If only 7% of stockholders failed to make a timely election, a very realistic outcome given our stockholder composition and typical stockholder participation rates, UWMC’s total proposed consideration would drop below CCM’s $12.00 per share all-cash offer. That percentage would be even smaller if CCM’s stub dividend were taken into account.

UWMC’s stock price has declined more than 50% from $5.12 per share in December 2025. As UWMC’s own CEO acknowledged during the June 11 call, “no one smart is going to pick UWM stock at the price it’s at right now.” Our outside financial advisor previously indicated, in connection with the April 20 UWMC proposal, that given the implied value of the stock component and the fact that the stock component was the default consideration, it did not believe it would be in a position to render a fairness opinion with respect to a transaction on such terms. We are not aware of any precedent for a transaction where the default stock consideration at signing is worth less than half of the stated cash election price.

UWMC has repeatedly stated that its $12.50 per share headline cash election price is greater than CCM’s all-cash offer of $12.00 per share plus the stub dividend. Yet UWMC has never provided an all-cash offer. As our CEO wrote to UWMC’s CEO during the waiver period: “If your deal is really $12.50, why not just offer $12.50? … We have never seen an all-cash offer from UWMC.”

Where Things Stand

UWMC had publicly stated that it was open to negotiating specific terms, including cash as the default consideration. Yet when given the opportunity to engage directly with TWO, UWMC did not do so in any meaningful way. Despite our repeated encouragement to submit a new proposal, UWMC did not submit a revised proposal addressing the default stock consideration or any other term.

We took these steps in response to stockholder feedback and to ensure that the Board’s process has obtained the best result for all our stockholders. The result of that process is that UWMC did not deliver a proposal that the Board could evaluate or accept. As such, the Board remains confident that it has achieved the best value for our stockholders in the form of the all-cash CCM transaction through a robust process and fully exhaustive negotiations.

The Board’s Recommendation

The Board firmly believes the CCM transaction delivers immediate and certain value to all stockholders:

•	$12.00 per share in cash to every stockholder, plus a pro-rated stub dividend. No election required and no volatile stock consideration.

•	21% premium to TWO’s unaffected share price (December 16, 2025, the last trading day prior to the announcement of a transaction with UWMC) and a 119% premium to TWO’s fully diluted tangible book value as of March 31, 2026.

•	Fully financed transaction backed by binding commitment letters.

•	46 of 53 required regulatory approvals already secured and early termination of the HSR waiting period obtained. On track to close in August 2026.

We urge you to vote FOR the CCM transaction on the WHITE proxy card on or before June 23, 2026.

Sincerely,

The Board of Directors

Two Harbors Investment Corp.

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; and that TWO may be adversely affected by other economic, business or competitive factors. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a Proxy Statement. The Proxy Statement was first mailed to TWO stockholders on or about April 20, 2026, and was thereafter supplemented. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed CCM transaction. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This press release is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.

Contact

TWO Investor Relations

investors@twoinv.com